Exhibit 10.18

BUSINESS TRANSFER AGREEMENT

FOR NOKIA PROPRIETARY BLUETOOTH TECHNOLOGY

DATED 11 March 2002

BETWEEN

NOKIA CORPORATION

AND

SOCKET COMMUNICATIONS INC

CONTENTS

1.	DEFINITIONS

2.	OBJECT OF THE TRANSACTION

3.	DELIVERY

4.	PAYMENTS

5.	MAINTENANCE AND SUPPORT

6	DISCLAIMER OF WARRANTY

7.	PROPRIETARY RIGHTS AND PROTECTION

8.	INTELLECTUAL PROPERTY RIGHTS INDEMNITY

9.	CONFIDENTIALITY

10.	INDEMNIFICATION

11.	LIMITATION OF LIABILITY

12.	TERM OF AGREEMENT, CLOSING AND TERMINATION

13.	ADDITIONAL AGREEMENTS

14.	MISCELLANEOUS

LIST OF APPENDICES

Appendix 1	Transferred Material

Appendix 2	Transferee Product

Appendix 3	LLSW Technology Transfer Agreement for Nokia Proprietary Bluetooth Technology

Appendix 4	Schedule for Transferred Material

Appendix 5	Payment Schedule

Appendix 6	Fixed Assets

THIS BUSINESS TRANSFER AGREEMENT (the "Agreement") is entered into on March 8, 2002 (the "Effective Date") and made BETWEEN

(1) Nokia Corporation, represented through the business unit Nokia Mobile Phones ("Nokia"), a corporation organized under the laws of Finland and having its registered office at Keilalahdentie 4, 02150 Espoo, Finland ("Nokia") and

(2) Socket Communications Inc. a corporation organized under the laws of the State of Delaware, the United States of America, with its principal place of business at 37400 Central Court, Newark 94560, California, U.S.A, including its Subsidiaries (the "Transferee").

WHEREAS:

(A) Nokia is, inter alia, in the business of designing, developing, manufacturing and supplying so called Nokia Bluetooth PCMCIA/CFII cards (the "Business"); and

(B) The Transferee is a reputable developer and manufacturer of high-quality quality PCMCIA/CF connection plug-in cards for handheld and notebook mobile computers; and

(C) The Transferee and Nokia desire that Nokia transfers to the Transferee, and that the Transferee acquires such Business, subject to the terms and conditions set out below; and

(D) The Transferee is committed to continue to conduct the Business within the terms and conditions set out below.

NOW IT IS HEREBY AGREED:

1. DEFINITIONS

In this Agreement (and where the context so admits the singular shall include the plural and vice versa):

"Error"
shall mean any mistake, problem, defect or deficiency in the specifications of the Transferred Material.

"Improvement"
shall mean modifications or corrections to the Transferred Material or to the Transferee Product, created by the Transferee (including its authorized subcontractors who are similarly bound by the terms of this Agreement). For the sake of clarity, modifications are changes to the Transferred Material or to the Transferee Product that are made in order to improve any feature of the Transferred Material or of the Transferee Product. Corrections are changes that are made in order to correct Errors in the Transferred Material or to the Transferee Product.

"Addition"
shall mean feature or functionality added to the Transferee Product and created by the Transferee (including its authorized subcontractors who are similarly bound by the terms of this Agreement) that the Transferred Material or the Transferee Product did not include before.

"Intellectual Property Rights"
shall mean patents (including utility models), design patents, and designs (whether or not capable of registration), chip topography rights and other like protection, copyright, trademark and any other form of statutory protection of any kind and applications for any of the foregoing as well as any trade secrets.

"Affiliate"
shall mean either Nokia Corporation, and any company which, and as long as, at least fifty per cent (50%) of the outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, directly or indirectly owned by Nokia Corporation, or Socket Communications, and any company which, and as long as, at least fifty per cent (50%) of the outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, directly or indirectly owned by Socket Communications.

"Transferred Material"
shall mean the specifications set forth in Appendix 1 and any updates thereto that may be provided by Nokia.

"Transferee Product"
shall mean CF card defined in Appendix 2 manufactured, having manufactured, sold or distributed by the Transferee.

"Similar Product" shall mean a product that is not identical with the Transferee Product, but due to its technical, commercial and physical nature is interchangeable with the Transferee Product.

2. OBJECT OF THE TRANSACTION

2.1 Nokia hereby transfers to the Transferee, and the Transferee acquires from Nokia, for the term of this Agreement a sole, non-exclusive, non-transferable (except as described in Clause 14.2), worldwide, limited right, with no right to grant further rights or licenses, to use the Transferred Material to develop and reproduce the Transferee Product and to make Improvements or Additions to the Transferred Material and a sole, non-exclusive, non?transferable (except as described in Clause 14.2), worldwide, limited right to make, have made, use and sell the Transferee Product and Improvements and Additions to the Transferee Product. There are no implied rights included other that those expressly described in this Agreement.

2.2 Transferee hereby grants to Nokia a perpetual and unlimited license to the modifications and Additions, with rights to sublicense, use, copy and modify and with mutually accepted terms and conditions similar to this Agreement. The Transferee agrees to deliver any modification or Addition in source code format to Nokia no later than thirty (30) days after completion of any modification or Addition provided that the terms and conditions have been mutually agreed. The foregoing license is subject to the following: Nokia shall not, either directly or through any of its Affiliates, use or sublicense to a third party the modifications or Additions or Error corrections to develop, market or distribute Similar Products.

2.3 Transferee hereby grants to Nokia a royalty-free, perpetual and unlimited license to the Error corrections, with rights to sublicense, use, copy and modify and with mutually accepted terms and conditions similar to this Agreement. The Transferee agrees to deliver any Error corrections in source code format to Nokia no later than thirty (30) days after completion of any Error correction. The foregoing license is subject to the following: Nokia shall not, either directly or through any of its Affiliates, use or sublicense to a third party the modifications or Additions or Error corrections to develop, market or distribute Similar Products.

2.4 Nokia has the right (but not an obligation) to perform testing on the Transferee Product, which incorporates the Transferred Material.

2.5 The fixed assets defined in Appendix 6 will be transferred to the ownership of the Transferee on the Closing Date.

2.6 For the avoidance of doubt, both parties acknowledge that Nokia will not continue making Similar Product to Transferee Product as defined in Appendix 2. However, Nokia retains the right to utilize the technology of Transferred Material as defined in Appendix 1 for testing and possible future commercial purposes. As used in Clause 2.1, "sole, nonexclusive" means that Nokia shall not grant to a third party the right to use the Transferred Material to develop, market or distribute Similar Products.

3. DELIVERY

Delivery of the Transferred Material to the Transferee

Nokia agrees to deliver the Transferred Material to the Transferee on appropriate media according to the schedule defined in Appendix 4. Nokia shall make reasonable efforts to provide that the Transferred Material is in a format that can be utilized by the Transferee.

4. PAYMENTS

4.1 Transfer Price The non-refundable price payable by the Transferee to Nokia for the Business transferred under this Agreement ("Transfer Price") amounts to a total of three million euros (EUR 3,000,000) consisting of the following items and amounts:

(i) Goodwill, amounting to one million five hundred thousand euros (EUR 1,500,000) (the "Goodwill Amount"); and

(ii) Substance value amounting to one million five hundred thousand euros (EUR 1,500,000) ("Substance Value Amount").

4.2 Payment of the Transfer Price

The Transfer Price for the Goodwill Amount and the Substance Value Amount shall be irrevocably paid according to the payment schedule in Appendix 5 to the bank account identified by Nokia.

The Transferee shall pay interest on the outstanding amount of Transfer Price. The interest is due from the Closing Date of this Agreement until full payment has been received by Nokia. The interest rate is a fixed 6% rate per annum. Unpaid interest shall be added to the unpaid capital at the end of each calendar year. Interest is payable at same time each payment is made to Nokia, and interest is always deemed to be paid first. The Transferee may pay the Transfer Price, partly or fully, prematurely before agreed due dates.

Interest payable on any overdue payment is 16 % per annum or the highest amount allowed by law, whichever is less. The Transferee shall pay the due delay interest on all the overdue amount of money including the unpaid amount of interest. All payments are first considered to be payments of the delay interest herein stipulated, then ordinary interest, and finally unpaid capital. For the avoidance of doubt, it is expressly understood that any claims, which the Transferee may have under this Agreement, shall not be set off by the Transferee against the Transfer Price or any adjustment thereof.

4.3 Taxes

All amounts payable are gross amounts but exclusive of any value added tax, use tax, or sales tax or similar tax. The Transferee shall be liable for and pay all taxes and levies imposed as a result of this Agreement except Nokia's income taxes.

5. MAINTENANCE AND SUPPORT

THE TRANSFERRED MATERIAL IS PROVIDED TO THE TRANSFEREE "AS IS" WITHOUT ANY OBLIGATION OF NOKIA TO PROVIDE THE TRANSFEREE WITH ANY MAINTENANCE OR SUPPORT. Any maintenance and support to be provided by Nokia must be paid for separately and must be mutually agreed to in writing beforehand.

6. DISCLAIMER OF WARRANTY

6.1 The Transferred Material is provided to the Transferee "as is" and without warranty of any kind. The Transferee acknowledge that in order to implement and use the Bluetooth technologies prescribed by the Bluetooth Special Interest Group ("Bluetooth SIG"), it would need to enter into the various licensing agreements prescribed by the Bluetooth SIG

6.2 NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF DESIGN, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE, RELATING TO THE BUSINESS OR TRANSFERRED MATERIAL TRANSFERRED UNDER THIS AGREEMENT. FURTHERMORE, NEITHER PARTY MAKES ANY WARRANTY THAT EXERCISE OF THE RIGHTS GRANTED HEREUNDER DOES NOT INFRINGE OR MAY NOT CAUSE INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OWNED OR CONTROLLED BY THIRD PARTIES. HOWEVER, BOTH PARTIES AFFIRM THAT TO THE BEST OF THEIR PRESENT KNOWLEDGE THEY HAVE NOT INFRINGED ON ANY THIRD PARTY COPYRIGHTS OR TRADE SECRETS IN DEVELOPING THE TRANSFERRED MATERIAL.

7. PROPRIETARY RIGHTS AND PROTECTION

7.1 The Ownership of Nokia

Subject to the rights granted herein, Nokia shall continue to own all right, title and interest, including, but not limited to, Intellectual Property Rights, in and to the Transferred Material.

7.2 The Ownership of the Transferee

Subject to the rights granted herein, the Transferee shall own all right, title and interest, including, but not limited to, Intellectual Property Rights, in and to the Transferee Product excluding Nokia's Intellectual Property Rights in and to the Transferred Material. Subject to the rights granted herein, the Transferee shall own all right, title and interest, including, but not limited to, Intellectual Property Rights, in and to the Additions and Improvements.

7.3 Intellectual Property Rights

The ownership as described in Clauses 7.1-7.2 above shall also determine the rights and obligations of a Party to seek, obtain and maintain protection of Intellectual Property Rights in such countries as that Party may consider appropriate. Both Parties have the right to propose to the other Party to prosecute and enforce the other Party's patents that relate to the Transferred Material and its Improvements and Additions. However, the Party, who owns the rights, title and interest to that patent, shall decide on the prosecution and enforcement.

7.4 Proprietary Notices

Nokia may provide the Transferred Material with its patent and copyright notices customary in the software industry, which notices shall not be removed by the Transferee. Such notices shall be placed prominently in the Transferee's user guides and Transferee Product specification sheet in its end user documentation.

7.5 Non-assertion

The Transferee covenants and agrees not to bring suit or otherwise assert a claim of Intellectual Property Rights infringement against Nokia before any court or administrative agency based on the Transferred Material.

8. INTELLECTUAL PROPERTY RIGHTS INDEMNITY

8.1 Indemnity of the Transferee

The Transferee will indemnify, defend and hold harmless Nokia and its affiliates at its own expense against any claims, actions, damages and costs (including but not being limited to attorneys' fees and costs) arising out of infringement of patents, copyrights, registered designs or other intellectual property rights of third parties against and to the extent such claim, demand, suit or action alleges that the use of the Transferred Material in combination with the Transferee Products, but not standing alone or any modification thereof by the Transferee infringe upon any Intellectual Property Right of any third party, provided that (1) Nokia notifies the Transferee in writing within a reasonable time after being informed of such claim, (2) Transferee is given control over the defense thereof and Nokia cooperates in the defense at Transferee's expense, and (3) Nokia will not agree to the settlement of any such claim, demand, action or suit prior to a judgment thereon without the prior written consent of Transferee, which consent will not be unreasonably withheld. Nokia shall have the right to select its own counsel to participate in any such defense at the expense of the Transferee.

Notwithstanding the Transferee's primary right to have control over defense in this case, (i) Nokia may take all necessary steps, at the expense of the Transferee, to defend itself until the Transferee, to the reasonable satisfaction of Nokia, assigns a counsel and initiates defense in a professional manner; and (ii) whenever the third party making such claim is a customer to the Transferee, the Transferee may, at its option and expense, have full control over defense, and Nokia agrees to fully cooperate with such defense.

8.2 Indemnity of Nokia

Nokia will indemnify, defend and hold harmless the Transferee and its affiliates at its own expense against any claims, actions, damages and costs (including but not being limited to attorneys' fees and costs) arising out of infringement of patents, copyrights, registered designs or other intellectual property rights of third parties against and to the extent such claim, demand, suit or action alleges that the Transferred Material as such infringes upon any Intellectual Property Right of any third party, provided that (1) the Transferee notifies Nokia in writing within a reasonable time after being informed of such claim, (2) Nokia is given control over the defense thereof and the Transferee cooperates in the defense at Nokia's expense, and (3) Transferee will not agree to the settlement of any such claim, demand, action or suit prior to a judgment thereon without the prior written consent of Nokia, which consent will not be unreasonably withheld. The Transferee shall have the right to select its own counsel to participate in any such defense at the expense of Nokia.

Notwithstanding Nokia's primary right to have control over defense in this case, (i) the Transferee may take all necessary steps, at the expense of Nokia, to defend itself until Nokia, to the reasonable satisfaction of the Transferee, assigns a counsel and initiates defense in a professional manner. However; whenever the third party making such claim is a customer of Nokia, Nokia may, at its option and expense, have full control over defense, and the Transferee agrees to fully cooperate with such defense.

9. CONFIDENTIALITY

9.1 Each Party ("Receiving Party" for the purposes of this Clause 9) shall not disclose to third parties nor use for any purpose other than for the proper fulfillment of the purpose of this Agreement and exercise its rights hereunder any technical, financial or commercial information ("Information") received from the other Party ("Disclosing Party") in whatever form under or in connection with this Agreement without the prior written permission of the Disclosing Party. The above mentioned limitations shall not apply to Information which (a) was in the possession of the Receiving Party prior to disclosure hereunder; or (b) was in the public domain at the time of disclosure or later became part of the public domain without breach of the confidentiality obligations herein contained; or (c) was disclosed by a third party without breach of any obligation of confidentiality owed to the Disclosing Party; or (d) was independently developed by personnel of the Receiving Party having no access to the Information.

9.2 Neither Party shall make any publicity on, press release of or reference to this Agreement, the other Party or the cooperation between the Parties unless otherwise agreed.

9.3 Affiliates of a Party hereto engaged in the performance of this Agreement shall not be deemed to be third parties for purposes of this Clause 9 on condition that disclosure of Information occurs on a need to know basis only and that the respective Party ensures full compliance by such Affiliates of all of the provisions of this Clause 9.

9.4 Each Party shall limit access to Information to those of its personnel for whom such access is reasonably necessary for the proper performance of this Agreement. Such personnel shall be bound by written confidentiality obligations not less restrictive than those provided for in this Agreement.

9.5 Notwithstanding the foregoing, neither Party shall be liable to the other for any unauthorized disclosure of Information if it can be established that it has exercised the same degree of care, however not less than reasonable care, in protecting the Information from such disclosure as it exercises in respect of its own confidential information and business secrets.

9.6 The provisions of this Clause 9 shall bind the Parties for a period of five (5) years from the date of disclosure of any item of Information regardless of any earlier termination, expiry or fulfillment of this Agreement.

9.7 Without prejudice to the generality of the foregoing, each Party agrees not to use any of the Information or technology of the other Party for any use or purposes except those expressly specified herein.

9.8 To the extent that the terms of a Non-Disclosure Agreement between the Parties relating to the subject matter hereof conflict with the terms of this Clause 9, this Clause 9 shall be controlling over the terms of said Non-Disclosure Agreement.

10. INDEMNIFICATION

The Transferee shall indemnify, defend and hold Nokia harmless from and against all claims, demands, suits, proceedings, damages, costs, expenses and liabilities, including without limitation reasonable legal fees, for injury or death to persons and/or loss or damage to property, arising out of or relating to defects in manufacture of the Transferee Product or arising out of or relating to the manner the Transferee Product is used or any acts or omissions of the Transferee or its Subsidiaries.

Nokia shall indemnify, defend and hold the Transferee harmless from and against all claims, demands, suits, proceedings, damages, costs, expenses and liabilities, including without limitation reasonable legal fees, for injury or death to persons and/or loss or damage to property, arising out of defects in design of the Transferred Material as such.

11. LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE LIABLE TO THE OTHER IN CONTRACT, TORT OR OTHERWISE, WHATEVER THE CAUSE THEREOF, FOR ANY LOSS OF PROFIT, BUSINESS OR GOODWILL OR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE COST, DAMAGES OR EXPENSE OF ANY KIND, HOWSOEVER ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, EXCEPT FOR INJURY TO PERSONS OR FOR BREACH OF CLAUSES 8 AND 9 OR IN CASES OF INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE.

12. TERM OF AGREEMENT, CLOSING AND TERMINATION

12.1 The Effective Date of this Agreement and of any and all other agreements simultaneously negotiated and signed shall be the date of the latest signing of this Agreement. This Agreement will remain in force for an unlimited time period, unless terminated as provided herein.

12.2 Consummation of the Business transfer contemplated by this Agreement (the "Closing") shall take place on fifth day from the Effective Date (the "Closing Date"), provided that the following conditions have been fulfilled and satisfied:

(a) The Board of Directors of the Transferee has approved this Agreement;

(b) The Transferee has paid the first payment of the Transfer Price to Nokia as provided in Clause 4 and defined in Appendix 5;

If the conditions above have not been fulfilled and satisfied by the Closing Date, this Agreement and the Appendices will automatically terminate with an immediate effect, and the Transferee is liable to indemnify Nokia in accordance to applicable law and practice.

12.3 Each Party shall have the right to terminate this Agreement and/or any of the other agreements contemplated in the Clause 12.1 upon thirty (30) days' prior written notice if the other Party is in breach of any material obligation under this Agreement and the breaching Party fails to remedy such breach within such notice period.

12.4 Each Party shall have the right to terminate this Agreement immediately upon written notice in the event that the other Party files for any form of bankruptcy, makes any assignment for the benefit of creditors, has a receiver, administrative receiver or officer appointed over the whole or a substantial part of its assets, ceases to conduct business, or an act occurs equivalent to any of the above under the laws of the jurisdiction of the other Party.

12.5 Nokia shall also have the right to terminate this Agreement if all or more than twenty percent (20%) of the shares of the Transferee or operational control of the Transferee are acquired directly or indirectly by a competitor of Nokia. However, the Parties shall together in good faith try to resolve the disadvantages caused by the said acquisition to Nokia during 30 days from the date of the signing of the acquisition before Nokia makes the decision concerning the possible termination of this Agreement.

12.6 Upon termination or expiration of this Agreement, the Transferee shall cease using the Transferred Material in whatever manner as provided for above, including without limitation all source code, master diskettes and tapes, and user manuals for the Transferred Material. The Transferee shall either return to Nokia or destroy all copies of and other material related to the Transferred Material at the time of expiry or termination of this Agreement as instructed by Nokia.

13. ADDITIONAL AGREEMENTS

13.1 Nokia BT101 Modules

The Parties agree that the Transferee has a right (but not obligation) to purchase Nokia BT101 modules from Nokia's contract manufacturer on the conditions similar to Nokia's up to the 31st of December 2002. After the 31st of December 2002, the Transferee may buy the modules from the module supplier according to the conditions agreed between the Transferee and the supplier. Nokia does not guarantee the availability of the modules.

The Transferee's right to purchase Nokia BT101 modules is limited to the purpose of using such modules in the Transferee Products. The Transferee shall not resell or otherwise transfer to a third party a Nokia BT101 module as component or otherwise without being attached to the Transferee Product, unless otherwise agreed in writing.

13.2 Lower Layer Software (LLSW) Technology Transfer Agreement

Nokia and the Transferee, simultaneously with signing this Agreement, enter into and sign Lower Layer Software (LLSW) Technology Transfer Agreement attached hereto as Appendix 3.

The Parties acknowledge that they may, directly or indirectly through their affiliated companies, have entered into other agreements or contracts, or they may be negotiating other agreements or contracts. Such other agreement or contracts do not constitute any part of this Agreement.

14. MISCELLANEOUS

14.1 Entire Agreement

This Agreement and the Appendices attached hereto state the entire agreement between the Parties relating to the subject matter hereof and supersede all prior communications, whether written or oral, between the Parties with the exception of the Non-Disclosure Agreement executed by the Parties in connection with this Agreement which Non-Disclosure Agreement shall be subject to Clause 9.8. All amendments and modifications to this Agreement shall be made by an instrument in writing signed by both Parties.

14.2 Assignment and Transfer

Without prejudice to the rights of the Transferee under Clause 3 herein, neither Party shall be entitled to neither assign nor transfer all or any of its rights, benefits and obligations under this Agreement without the prior written consent of the other Party. This consent shall not be unreasonably withheld. Notwithstanding the foregoing, but subject to Clause 12.5, the Transferee may assign this Agreement and its rights hereunder, without the approval of Nokia, in the event of its merger, reorganization, or acquisition of all or substantially all of its assets or its voting shares by an acquiring entity.

14.3 Force Majeure

Neither Party shall be liable to the other for any delay or non-performance of its obligations hereunder in the event and to the extent that such delay or non-performance is due to an event of Force Majeure as generally understood under applicable law and practice.

14.4 Notices

Notice shall be deemed received on the first business day following receipt. Any notice given by one Party to the other shall be deemed properly given if specifically acknowledged by the receiving Party in writing or when delivered to the recipient by hand, fax or special courier during normal business hours to the following addresses (or such other address as may be notified in writing from time to time by either Party):

(a) if to Nokia, to

NOKIA CORPORATION Attn: Bluetooth License P.O. Box 300 FIN-90401 Oulu Finland Telefax: +358 7 18 05 86 52.

With a copy to Legal Department Telefax: +358 7180 45807

(b) if to the Transferee, to

Socket Communications, Inc. Attention: President 37400 Central Court Newark, CA 94560 USA Telefax: (510) 744-2727

Each communication and document made or delivered by one Party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof.

14.5 Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of either Party, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further exercise thereof or the exercise of any other right or remedy.

14.6 Partial Invalidity

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. The invalid provision shall be replaced by a valid one, which achieves to the extent possible the original purpose and commercial goal of the invalid provision.

14.7 Law

This Agreement is governed by, and shall be construed in accordance with, the laws of Finland excluding its choice of law provisions.

14.8 Jurisdiction

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof shall be finally settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce. The arbitration panel shall consist of one arbitrator. The arbitration shall be conducted in Helsinki, Finland, in the English language. The award shall be final and binding on the Parties.

Any dispute, controversy or claim arising out of or relating to this Agreement including but not limited to the possibility or existence of the proceedings, the proceedings themselves, oral statements made during the course of the proceedings, documents and other information submitted by the parties or prepared by the Court or the arbitrator(s), and the final award shall be deemed Information under Clause 9 of this Agreement.

Nothing in this Agreement shall be deemed to limit the Parties' rights to seek interim injunctive relief or to enforce an arbitration award in any court of law.

14.9 Nokia Representations

Nokia hereby represents and warrants to Transferee that: (i) Nokia has the corporate authority to execute and perform this Agreement, (ii) Nokia's performance of this Agreement will not violate, contravene or constitute a breach of any other agreements to which Nokia is a party or any laws, ordinances or orders of a court or governmental authority, and (iii) Nokia has exclusive title, free of any liens or encumbrances, to the fixed assets defined in Appendix 6.

14.10 Surviving Clauses

Any terms and conditions that by their nature or otherwise reasonably should survive a cancellation or termination of this Agreement shall also be deemed to survive. Such terms and conditions include but are not limited to clauses: 2 Object of the Transaction, 6 Disclaimer of Warranty, 7 Proprietary Rights and Protection, 8 Intellectual Property Rights Indemnity, 9 Confidentiality, 10 Indemnification, 11 Limitation of Liability, 12.3, 14.7 Law and 14.8 Jurisdiction.

14.11 Interpretation

The Appendices attached hereto shall be deemed subject to the terms of this Agreement. Headings are used for purposes of reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF this Agreement has been duly signed and executed by the parties hereto in two original copies on the date written above.

NOKIA CORPORATION
Nokia Mobile Phones

By	/s/ Juha Reima	Title: V.P., Accessories	Date: 11 March 2002
Juha Reima

By	/s/ Juha Putkiranta	Title: Senior VP, CMT	Date: 11 March 2002
Juha Putkiranta

SOCKET COMMUNICATIONS INC.

By	/s/ David W. Dunlap	Title: Vice President of Finance and Administration and CFO	Date: 11 March 2002
David W. Dunlap